Exhibit 10.49

FIFTH ADDENDUM TO LEASE AND AGREEMENT — SPRING 1995 (LOWER LOTS) AND
FOURTH ADDENDUM TO LEASE AND AGREEMENT — SPRING 1995 (UPPER LOTS)

This Fifth Addendum to Lease and Agreement — Spring 1995 (Lower Lots) and Fourth Addendum to Lease and Agreement — Spring 1995 (Upper Lots) (this “Agreement”) is entered into this 11th day of December, 2013, by and between Andrianakos Limited Liability Company, a Colorado limited liability company (“Andrianakos LLC”) and the Isle of Capri Black Hawk, L.L.C., a Colorado limited liability company (the “Isle of Capri”) (Andrianakos LLC and Isle of Capri, collectively the “Parties”).

EXPLANATORY STATEMENT

A.  Andrianakos LLC and Anchor Coin d/b/a Colorado Central Station Casino entered into that certain Lease and Agreement — Spring 1995 (Lower Lots) dated August 15, 1995, as amended by Addendum to Lease and Agreement — Spring 1995 (Lower Lots) dated April 4, 1996, and by Second Addendum to Lease and Agreement — Spring 1995 (Lower Lots) effective as of March 21, 2003 (collectively the “Lower Lot Leases”).

B.  Andrianakos LLC and Anchor Coin d/b/a Colorado Central Station Casino entered into that certain Spring 1995 — Amended and Restated Vacant Ground Lease for Parking Lot Purposes and Agreement (Upper Lot) dated August 15, 1995 and Lease Addendum dated May 1, 2000 (collectively “Upper Lot Leases”).

C.  Anchor Coin d/b/a Colorado Central Station Casino assigned the Upper Lot Leases to CCSC/Blackhawk, Inc. effective January 1, 2002, and CCSC/Blackhawk, Inc. d/b/a Colorado Central Station Casino and Andrianakos LLC further amended the Upper Lot Leases for Parking Lot Purposes and Agreement (Upper Lot) dated effective April 22, 2003.

D.  Anchor Coin/b/a Colorado Central Station Casino assigned the Lease to CCSC/Blackhawk, Inc. effective January 1, 2002.

D.  CCSC/Blackhawk, Inc. assigned the Lower Lot Leases and the Upper Lot Leases and conveyed the real property described as “Isle Real Property” to Isle of Capri Black Hawk, L.L.C effective April 22, 2003.

E.  Andrianakos Limited Liability Company and Isle of Capri Black Hawk, L.L.C entered into that Third Addendum to Lease Agreement — Spring 1995 (Lower Lots) effective April 22, 2003 adding addition real property and otherwise amending and supplementing the Lower Lot Leases.

F.  Pursuant to Section A-3 of the Lower Lot Leases and Upper Lot Leases the term of such leases shall automatically renew unless the Isle of Capri gives its notice of non-renewal not less than six months prior to the end of any term.

G.  Andrianakos Limited Liability Company and Isle of Capri Black Hawk, L.L.C. entered into that Fourth Addendum to Lease and Agreement Spring 1995 (Lower Lots) and Third Addendum to Lease and Agreement Spring 1995 (Upper Lots), dated November 26, 2013, thereby extending the notice period under Section A-3 of the Lower Lot Leases and Upper Lot Leases for an additional thirty (30) days up to and including 5:00 PM (MST) on Tuesday, December 31, 2013 in order to give the parties additional time to draft and finalize this Fifth Addendum to Lease and Agreement — Spring 1995 (Lower Lots) and this Fourth Addendum to Lease and Agreement — Spring 1995 (Upper Lots).

H.  Andrianakos Limited Liability Company and Isle of Capri Black Hawk, L.L.C. have mutually agreed to amend and modify the terms of the Lower Lot Leases and Upper Lot Leases as stated herein.

NOW THEREFORE, in consideration of the foregoing Explanatory Statement that is made a substantive part of this Agreement and for other good and valuable consideration the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

1.              Incorporation of the Upper Lot Lease into the Lower Lot Leases. The Upper Lot Leases are hereby incorporated into and made part of the Lower Lot Leases resulting in one lease for the real property that currently is subject to the Lower Lot Leases and the Upper Lot Leases and the combined Lower Lot Leases and the Upper Lot Leases shall be referred to as the “Isle of Capri Blackhawk Lease.”

2.              Term of the Isle of Capri Blackhawk Lease. The Term of the Isle of Capri Blackhawk Lease shall commence as of the date of this Agreement through May 31, 2019 at 12:00 PM MDT.

3.              Rental Rate. The rental rate for the Isle of Capri Blackhawk Lease shall be Two Hundred Fourteen Thousand Four Hundred and Fifty One Dollars and Sixty Eight Cents ($214,451.68) per month from the date of this Agreement through the term ending May 31, 2019 at 12:00 PM MDT. The foregoing rental rate includes the rent for all real property that was previously subject to the Lower Lot Leases and the Upper Lot Leases.

4.              Renewals. Section A-3 of both the Lower Lot Leases and the Upper Lot Leases that is now the Isle of Capri Blackhawk Lease are deleted in their entirety and replaced with the following:

“A-3. Renewals. This Lease may be renewed at Lessee’s sole option for up to fifteen (15) terms of five (5) years each commencing June 1, 2019. Renewal shall be automatic for each term unless Lessee gives its notice of non-renewal not less than six (6) months prior to the end of any term.”

5.              Rental Rate Indexing. Section A-5 Rental Rate Indexing of the Lower Lots Leases that is now the Isle of Capri Blackhawk Lease shall be deleted in its entirety and replaced with the following that shall apply to the real property that that was previously subject to both the Lower Lot Leases and the Upper Lot Leases:

“The rental rate for the current renewal (June 1, 2014 to May 31, 2019) shall remain the same and not change.  The rental rate thereafter shall be adjusted annually by the Consumer Price Index (CDI) figures for the Denver/Boulder Standard Metropolitan Statistical Area released by the U.S. Department of Commerce, or its successor, most recently preceding the June first of the subject year to determine any change in the cost of living.”

6.              Miscellaneous. As modified herein, all other terms and conditions of the Lower Lot Leases and Upper Lot Leases, incorporated into one lease as set forth in Section 2 above, shall remain in full force and effect and are hereby ratified and confirmed.  This Agreement may be executed in counterparts.

LESSEE		LESSOR

Isle of Capri Black Hawk, L.L.C.		Andrianakos Limited Liability Company

By:	/s/ Brian P. Watts	By:	/s/ Ioannis E. Andrianakos
	Brian P. Watts, Vice President & GM		Ioannis E. Andrianakos, Manager